Exhibit 99.1

3756 Central Avenue	Contacts:
Riverside, CA 92506	Craig G. Blunden, CEO
(951) 686 – 6060	Donavon P. Ternes, COO, CFO

PROVIDENT FINANCIAL HOLDINGS
FILES REGISTRATION STATEMENT WITH SEC FOR
UNDERWRITTEN COMMON STOCK OFFERING

Riverside, Calif. – October 9, 2009 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced that it filed a registration statement with the Securities and Exchange Commission for a proposed public offering of up to $46 million of Provident Financial Holdings, Inc. common stock in an underwritten public offering. Sandler O’Neill & Partners, L.P. will serve as sole book-running manager for the offering and FBR Capital Markets & Co. will serve as the co-manager.
Net proceeds to the Company are expected to be used for general corporate purposes, which may include without limitation, providing capital to support the Bank’s growth, particularly to fund expanded mortgage banking operations and to take advantage of opportunities created by changes in the competitive environment in our market areas and by originating more multi-family real estate loans.  The proceeds will also strengthen the Bank’s regulatory capital ratios.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective.  These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities, in any state or jurisdiction in which such offer, solicitation, or sale of securities would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  Any offers, solicitations of offers to buy, or sales of securities will only be made pursuant to the registration statement filed with the SEC, including a prospectus when available.
The Bank currently operates 14 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates wholesale loan production offices in Pleasanton and Rancho Cucamonga, California and retail loan production offices in Glendora and Riverside, California.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about our ability to raise common capital, the amount of capital we intend to raise and our intended use of that capital. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, negative reaction to our public offering, unfavorable pricing of the offering and deterioration in the economy or our loan portfolio that could alter our intended use of the capital.